Exhibit 99.1

Green Thumb Industries Announces Appointment of New Board Members

Richard Reisin, former Executive Vice President and Director at Carylon Corporation, and

Hannah (Buchan) Ross, Chief Operating Officer at Edie Parker, join Board of Directors

CHICAGO and VANCOUVER, British Columbia, September 21, 2023 (GLOBE NEWSWIRE) – Green Thumb Industries Inc. (“Green Thumb” or “the Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RISE Dispensaries, today announced that Richard Reisin and Hannah (Buchan) Ross have been appointed to its Board of Directors (“the Board”) as independent members, effective September 20, 2023. Reisin will serve on the audit committee and Ross will serve on the audit and compensation committees of the Board. The appointments bring the Company’s Board of Directors to a total of nine members.

“We are thrilled to expand our Board and welcome Richard and Hannah to the team,” said Green Thumb Founder, Chairman and Chief Executive Officer, Ben Kovler. “Richard has extensive experience in operations, legal, finance and accounting, while Hannah brings deep expertise in branding, capital markets, investments, finance, and operations with a focus on the cannabis industry. Both individuals will bring valuable insights and perspectives to the Board, and we look forward to the positive impact they will have on the business as we prepare for the future of cannabis in the United States including a potential listing on a major U.S. exchange.”

Reisin formerly served as Executive Vice President and Director at Carylon Corporation, a national organization of industry-leading, regional operating companies that offer a wide range of specialized services including sewer maintenance, industrial services, and water management for municipalities, utilities, and industrial companies. Prior to that, Reisin was a CPA and Director at Ostrow Reisin Berk & Abrams, Ltd., where he specialized in accounting, audit, tax, and consulting services for privately held businesses in a variety of industries including construction, distribution, broker dealers, manufacturing, and service businesses.

“I am excited to join the Board of the leading company in cannabis,” said Reisin. “The management team at Green Thumb has a proven track record of focused execution, consistently strong results, and the best balance sheet in the industry. I look forward to leveraging my experience to help the business continue to prosper.”

Ross is the Chief Operating Officer of Edie Parker, the leading female-founded lifestyle, fashion, and cannabis brand. She oversees the growth strategy and operations of the company, including direct management of the finance, sales, and marketing functions. Since 2018, Ross has also been a Partner at Beehouse, an investment firm that has allocated over $300 million to the legal cannabis industry. Prior to that, Ross worked in the Investment Banking Division at Goldman Sachs, advising companies on equity capital markets, including IPOs, up listings, spin-offs, follow-on transactions, and mergers and acquisitions in the healthcare and consumer/retail sectors.

“Not only does Green Thumb have an impressive financial foundation, but it also has the best brand portfolio in the industry,” said Ross. “I am eager to utilize my expertise to contribute to the continued growth of the Company, which is well-positioned for success over the medium and long term.”

About Green Thumb Industries

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including &Shine, Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called RISE. Headquartered in Chicago, Illinois, Green Thumb has 18 manufacturing facilities, 85 open retail locations and operations across 15 U.S. markets. Established in 2014, Green Thumb employs approximately 4,300 people and serves millions of patients and customers each year. The company was named to Crain’s Chicago Business Fast 50 list in 2021, 2022 and 2023 and a Best Workplace by MG Retailer magazine in 2018, 2019 and 2021. More information is available at www.gtigrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements which may constitute “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” or similar expressions and include information regarding the expected growth of the Company. The forward-looking information in this news release is based upon the expectations of future events which management believes to be reasonable. Any forward-looking information speaks only as of the date on which it is made, and, except as required by law, Green Thumb does not undertake any obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise. The forward-looking information in this news release is subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied. When considering these forward-looking statements, readers should keep in mind the risk factors and other cautionary statements in Green Thumb’s public filings with the applicable securities regulatory authorities, including with the U.S. Securities and Exchange Commission on its website at www.sec.gov and with Canada’s SEDAR+ at www.sedarplus.ca, as well as on Green Thumb’s website at https://investors.gtigrows.com, including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Investor Contact:

Andy Grossman

EVP, Capital Markets & Investor Relations

InvestorRelations@gtigrows.com

310-622-8257

Media Contact:

MATTIO Communications

GTI@mattio.com